Exhibit 99.1

For Immediate Release
For Further Information, contact:	William M. Griffith, Jr. President & CEO
United Financial, Inc.
336-226-1223

United Financial Reports 2nd Quarter Results

Graham, N.C.—United Financial, Inc. (OTC Bulletin Board: UTDF), the holding company of Alamance National Bank, today reported earnings for the quarter ended June 30, 2003. Alamance National Bank, with the consent of its shareholders, reorganized and became a wholly owned subsidiary of United Financial, Inc. (the “Company”) effective at the end of business on September 30, 2002. Per share amounts have been adjusted to reflect a 5 for 4 stock-split paid February 17, 2003.

For the three months ended June 30, 2003, the Company reported net income (unaudited) of $163,000, an increase of $10,000 from net income of $153,000 for the quarter ended June 30, 2002. Earnings per share (both basic and diluted) were $.10 the quarter ended June 30, 2003, compared with a per share profit (both basic and diluted) of $.09 for the quarter ended June 30, 2002. Earnings during the second quarter of 2003 include securities gains of $66,000, or $.04 per share (both basic and diluted). Earnings during the second quarter of 2002 included gains from the sale of SBA loan guarantees of $44,000, or $.03 per share (both basic and diluted). Excluding gains from the sale of investments and SBA loan guarantees, earnings decreased from $109,000 to $97,000, a decrease of $12,000, or 11%.

Net income (unaudited) for the six months ended June 30, 2003 was $459,000, an increase of $188,000 from $271,000 earned during the first six months of 2002. Earnings per share (both basic and diluted) were $.28 for the six months ended June 30, 2003, compared with a per share profit (both basic and diluted) of $.19 for the six months ended June 30, 2002. Earnings during 2003 include gains from the sale of investments of $215,000, compared with $13,000 during 2002. Excluding gains from the sale of investments and SBA loan guarantees, earnings have increased from $214,000 to $244,000, an increase of $30,000 or 14%.

The Company reported assets of $126 million at June 30, 2003 compared with $107 million at June 30, 2002, an increase of $19 million or 18%. Net loans were $89 million at June 30, 2003, compared with $91 million at June 30, 2002. Investments were $17 million at June 30, 2003, compared to $10 million at June 30 2002, an increase of $7 million or 70%. Deposits have increased from $88 million at June 30, 2002 to $99 million this year, an increase of $11 million or 13%. The Company reported shareholders’ equity of $10.5 million at June 30, 2003, compared with $9.6 million at June 30, 2002.

For the three months ended June 30, 2003, net interest income, before the provision for loan loss, decreased from approximately $1,000,000 to approximately $881,000. This decrease is due primarily to declining interest margins which the Company has experienced for the past several quarters. The Company’s net interest margin, or net yield on average earning assets, declined from 4.01% in the second quarter of 2002 to 2.97% in 2003. The decline in margin is due primarily to declining yields on earning assets as commercial and consumer loans have either repriced or have been refinanced at reduced rates, as well as lower investment yields due to increased prepayments on mortgage-backed securities.

For the three months ended June 30, 2003, non-interest income, excluding gains from investments and the sale of SBA loan guarantees, increased $50,000, from approximately $126,000 in 2002 to $176,000 in 2003. The improvement is due primarily to increased fees from the sale of mortgage loans as well as higher fees charged on deposit accounts. Non-interest expense increased 21% for the three months ended June 30, 2003 compared with the same quarter of the prior year, from $768,000 to $926,000.

For the six months ended June 30, 2003, net interest income, before the provision for loan loss, decreased from approximately $2 million to approximately $1.8 million. Consistent with the quarterly results, this decrease is due primarily to compression in net interest margins. The Company’s net interest margin declined from 3.99% to 3.06%. The decrease is due primarily to reduced yields in both the loan and investment portfolios.

For the six months ended June 30, 2003, non-interest income, excluding gains from investments and SBA loan guarantees, increased $123,000, from approximately $254,000 in 2002 to $377,000 in 2003. The improvement is due primarily to increased fees from the sale of mortgage loans as well as higher fees charged on deposit accounts. Non-interest expense increased 13% for the six months ended June 30, 2003 compared with the same quarter of the prior year, from $1.6 million to $1.8 million.

The Company’s provision for loan losses was $33,000 and $110,000 for the three and six months ended June 30, 2003, respectively. This compares with $265,000 and $440,000 for the corresponding periods in 2002. At June 30, 2003, the Company’s provision for loan loss was 1.67% of gross loans, compared with 1.69% at June 30, 2002. The Company had net charge-offs of $112,000 and $180,000 for the three and six months ended June 20, 2003, respectively. This compares with $3,500 and $63,000 for the corresponding periods in 2002. The Company’s non-performing assets were approximately $2.7 million at June 30, 2003, compared with approximately $1.2 million at June 30, 2002 and $1.7 million at December 31, 2002. Included in non-performing assets at June 30, 2003 is approximately $770,000 in restructured loans, compared with $18,000 at June 30, 2002 and $725,000 at December 31, 2002. Non-accrual loans were $1.9 million at June 30, 2003, compared with $1 million at June 30, 2002 and $918,000 at December 31, 2002. Real estate owned was $25,000 at June 30, 2003, compared with $150,000 at June 30, 2002.

William M. Griffith, Jr., President and CEO, attributed the increase in the level of non-performing assets to the effects of a sluggish economy, seasoning of the loan portfolio, as well as aggressive efforts by the Company to recognize and isolate problem loans in a timely fashion. “Approximately 25% of our non-performing assets are loans which we have restructured in order to assist our customers during the recent economic downturn. As a community bank, we are committed to working with our customers as they work through difficult times brought on by a slowing economy.” Mr. Griffith continued, “We recognize that non-performing assets have been trending higher over the past several quarters. However, the majority of the loans we have placed on nonaccrual are secured by real estate located in our home markets. We believe that we are well secured and that our provision for loan loss is sufficient to absorb any shortfall in value.”

United Financial, Inc. is the holding company for Alamance National Bank, a full service community bank with offices in Graham, North Carolina and Hillsborough, North Carolina. In Hillsborough, we are known as Hillsborough National Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investment Services, Inc. The Bank’s main office is located at 1128 South Main Street. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

Forward-Looking Statements

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include change in economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities & Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact: William M. Griffith, Jr., President & CEO, United Financial, Inc., 336-226-1223